                                                                    EXHIBIT 10.5


                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE



                  In re:                        )     Jointly Administered
         LOMAS FINANCIAL CORPORATION,           )
         LOMAS MORTGAGE USA, INC.,              )     Chapter 11 Case No.:
         LOMAS INFORMATION SYSTEMS, INC.,       )     95-1235 (PJW)
         and LOMAS ADMINISTRATIVE               )
          SERVICES, INC.,                       )
                                                )
                                  Debtors       )



                               AGREEMENT BETWEEN
                       LMU STATUTORY CREDITORS' COMMITTEE
                                      AND
                       LFC STATUTORY CREDITORS' COMMITTEE
                       IN RESPECT OF INTERCOMPANY CLAIMS

Recitals.

         1. The statutory creditors' committee (the "LFC Committee") for Lomas Financial Corporation, Lomas Information Systems, Inc., and Lomas Administrative Services, Inc., chapter 11 debtors in possession (collectively, and as reorganized, "LFC"), and the statutory creditors' committee (the "LMU Committee") for Lomas Mortgage U.S.A., Inc., chapter 11 debtor in possession (and as reorganized, "LMU"), were each authorized by order dated September , 1996 to prosecute and to defend against claims of the respective estates of LFC and LMU and their direct and indirect subsidiaries.

         2. The respective LFC and LMU chapter 11 plans were confirmed on October 4, 1996 and October 1, 1996 respectively. But, the pendency of the intercompany


EXHIBIT A


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claims would delay substantially the ability of each estate to distribute to its creditors substantial portions of its cash under its chapter 11 plan. Additionally, the prosecution of the intercompany claims would entail substantial time and expense for each estate.

         3.      Pursuant to the Bankruptcy Court's order dated September   ,
1996, the LFC Committee and the LMU Committee have engaged in nonbinding mediation under the auspices of Professor James J. White (the "Mediator").

         4. Bankers Trust Company is the indenture trustee on behalf of the holders of the 9 3/4% senior notes due October 1, 1997 in the principal amount of $150,000,000 (the "1997 Notes") and the 10 1/4% senior notes due October 1, 2002, in the principal amount of $190,000,000 (the "2002 Notes", and collectively with the 1997 Notes, the "Notes") issued under the indenture dated October 1, 1992 (the "Indenture") between Lomas Mortgage USA, Inc. and Bankers Trust Company. As indenture trustee, Bankers Trust Company serves on the LMU Committee. The LFC Committee included in the mediation, in addition to the claims of LMU against LFC, the claim of Bankers Trust Company, as indenture trustee ("Bankers Trust"), against LFC (the "Trustee's LFC Claim").

         5. Based on the Mediator's participation and the LFC Committee's and the LMU Committee's respective due diligence, including the taking of over 20 Bankruptcy Rule 2004 examinations, the review of reports on intercompany transactions prepared by Price Waterhouse LLP at a cost in excess of $1.5 million, and the analyses of the two statutory committees' respective legal and financial experts, the LFC Committee and the LMU Committee settled the intercompany claims on the terms and conditions





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
herein. The parties weighed the probability of success and collection of their various claims against the cost and delay of litigation in arriving at this settlement.

Agreement:

         In consideration of the mutual covenants below, the parties hereto agree as follows:

         1. Closing. All transfers and transactions herein shall take place at a mutually acceptable time and place on or before the tenth business day after entry of a final order by the Bankruptcy Court approving this agreement, which order is not stayed, or such earlier date after entry of such order which is mutually agreed to by the parties (the "Closing Date"); provided, however that the effective date of the LFC chapter 11 plan shall not occur until the Closing Date shall have occurred, and provided further that the immediately preceding clause shall not apply if the Closing Date shall not have occurred on or before March 1, 1997. LMU shall not prosecute its administrative claims against LFC unless the Closing Date fails to occur. All transfers shall be of all the transferor's right, title, and interest, and shall be as is, where is and without any representations and warranties.

         2. Releases. LFC and all its direct and indirect subsidiaries other than LMU and its direct and indirect subsidiaries, on the one hand, and LMU and all its direct and indirect subsidiaries, on the other hand, shall release each other from all claims whatsoever arising from facts, acts, or omissions existing on or before August 31, 1996.

         3.      LMU Cash Payment. LMU shall pay to LFC $3,000,000.





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
         4. Trailer Park. LFC shall retain from the sale of the vacant land at 8503 Harry Hines, Dallas, Texas, the proceeds (of approximately $469,139) held by LFC, Lomas Investment Properties, Inc., or any of their affiliates (other than LMU) including actual interest earned thereon.

         5. Campus Properties. LFC and LMU and/or their appropriate subsidiaries shall transfer to LFC $1.3 million cash proceeds from the sale of the Campus cash proceeds Properties and $161,500 cash proceeds from the sale of furniture, fixtures, and equipment related thereto, and shall transfer to LMU the balance of the proceeds from the Campus Properties and the furniture, fixtures and equipment.

         6. Prepetition Proceeds from Tycher Allen Property. LMU shall pay or shall cause ST Lending, Inc. ("STL") to pay to LFC the actual net sale proceeds STL received from the prepetition Tycher Allen property sale (approximately $1.233 million) plus the actual amount STL collected (approximately $776,000 of principal plus $20,000 interest) from the Tycher Allen note receivable in the face amount of approximately $800,000.

         7. Tycher Allen Proceeds at LLG. LFC shall retain all the proceeds of sales of Tycher Allen properties owned or held by LLG Lands, Inc. (approximately $3,107,862), including interest actually earned thereon.

         8. Tycher Allen Real Property. LMU shall cause STL or the appropriate affiliate to convey to LFC all STL's right, title, and interest in and to that certain real property referred to in these chapter 11 cases as the Tycher Allen Property.




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         9.      Conseco Tranche B Note. LMU shall cause that certain Conseco
Tranche B Note in the face amount of $15,000,000, dated November 27, 1990 (the "Conseco Note") to be assigned to LFC. If JNL Acquisition Corporation ("JNL"), an affiliate of Conseco Capital Partners, L.P., or any of its successors dispute the assignment of the Conseco Note to LFC, LFC may enforce the Conseco Note on behalf of and in the name of LMU and LFC shall be entitled, at its sole expense, to all rights, benefits, and remedies under the Conseco Note and the proceeds therefrom. LFC hereby indemnifies LMU for all costs, expenses, judgments, and settlements LMU incurs as a result of claims related solely to the Conseco Note asserted against LMU by the entities from whom payment of the Conseco Note is sought; provided, however, that the amount of such indemnity shall not exceed the amount requested on the Conseco Note.

         10. Rabbi Trusts. Subject to the next sentence, LMU shall transfer to LFC any and all record and beneficial ownership it has in the assets held by Bankers Trust of the Southwest as rabbi trust arising from the Management Security Plan and the Excess Benefits Plan (the "Rabbi Trusts"). At LFC's written request, LMU shall assist LFC in the litigation, by attempting to intervene or otherwise. LFC shall reimburse promptly LMU for all expenses, after receipt of standard documentation relating thereto, including professional fees, that LFC requests LMU to incur by requesting LMU's assistance. If any request for reimbursement is not paid by LFC within ten days after LMU has delivered its requests therefor with standard documentation, LMU shall not be required to continue rendering any assistance under this section without payment in





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advance for such assistance.  If LMU is adjudged to hold any interests in the
Rabbi Trusts, LMU shall transfer such interests to LFC promptly after such adjudication is final and no longer subject to appeal or certiorari proceeding.

         11. LFC Executory Contracts. In the event that damage claims are filed against LFC for those executory contracts set forth in the footnote below(1), (the "Executory Contract Claims"), the following provisions shall govern with respect to such contracts:

                 LFC shall contest such claims to the extent it determines necessary:

                 i. To the extent Executory Contract Claims are allowed against LFC, the respective attorneys for LFC and LMU shall use their best efforts to determine whether any portion of the required payment should be properly made by LMU.

                 ii. If the attorneys do not agree then the Mediator shall make a final, binding determination based on the same standards a court of competent jurisdiction would apply.

(1)              LFC:     AT&T                     Bryan Tower               Lexis Nexis              Sewell Village
                          Sewell Village

                 LAS:     Business Interfors       Danka Business            Danka Industries
                          Danka/Toshiba            Xerox

                 LIS:     AT&T                     AT&T                      GE Capital               MFS
                          MFS                      NTFC Capital Corp.        RIS                      SWBT
                                                                                                      TELCO Research

         With respect to all of the foregoing, both LFC and LMU believe such claims can no longer be timely asserted and, in any event, object to the extent, validity, and priority of such claims when and if asserted against the LFC and LMU estates.





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
                 iii. If a determination is made that LMU has a reimbursement obligation to LFC for up to the amount LFC actually distributed to one or more claimants on behalf of the Executory Contracts, then LMU shall make the reimbursement to Lomas Financial Corporation promptly following the Mediator's decision.

                 iv. Nothing herein shall restrict LFC or LMU from opposing any claims by third parties on any grounds whatsoever.

         12.     Administrative Claims.

                 i. Allocation. All expenses of LFC and LMU arising from and after July 1, 1996 through and including the effective date of the LFC Plan of Reorganization, shall be paid by LFC and LMU (or reimbursed from one estate to the other) based on the allocations determined by KPMG Peat Marwick, except that the parties shall direct KPMG Peat Marwick, Davis, Polk & Wardwell LLP, and Young, Conaway, Stargatt & Taylor to allocate their own fees based on for which particular debtor services are rendered, and Price Waterhouse LLP shall be paid 50% by LFC and 50% by LMU. LFC, LMU, the LFC Committee, and the LMU Committee shall have no rights to challenge such allocations; provided, however, that the parties retain all rights to challenge the allowance of the aggregate amounts of such fees.

                 ii. July - August 1996. LMU shall pay all fees allocated to LFC as provided above which accrued during July and August 1996 up to a maximum of $321,000. LFC shall pay all other professional fees allocated to LFC pursuant to the foregoing paragraph for the months of July and August 1996 and shall reimburse LMU





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
                          for all such fees allocated to LFC that LMU has paid or subsequently pays for such period in excess of $321,000.

                 iii. Post-August 1996. For all periods after August 31, 1996 through and including the effective date of the LFC Plan of Reorganization, LFC and LMU shall each pay all its own expenses and its expense allocations as computed pursuant to section 12i above. To the extent, if any, that either LFC or LMU shall have paid a portion of the other's expenses accrued on or after September 1, 1996, the party for whom the payments were made shall promptly reimburse the other party for such payments.

                 iv. Post LFC Chapter 11 Plan Effective Date. LFC and LMU shall each pay all their own expenses after the effective date of the LFC Plan of Reorganization.

         13.     Claims Against Third Parties.

                 i. Proceeds. Upon final disposition of the claims, the net proceeds of all claims against third parties, designated as such in paragraph 19 of the LFC confirmation order and in paragraph 20 of the LMU confirmation order, shall be transferred to the creditor trusts pursuant to the LFC and LMU respective chapter 11 plans in a ratio of 60% to the LFC creditor trust and 40% to the LMU creditor trust, regardless of whether LFC or LMU owns the claims; provided, however, that 100% of the proceeds of claims for any nonfeasance or misfeasance in the creation of, or the administration or potential utilization of the proceeds of the Rabbi Trusts shall belong solely to LFC. If a recovery from a third party results in the third party having an allowed claim against either LFC or LMU or their subsidiaries, the 60:40 allocation set





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
                          forth above shall be determined after subtracting the amount LFC or LMU or their respective subsidiaries must distribute in respect of the allowed claim and paying the amount of such distribution to the entity that must make the distribution.

                 ii. Expenses. LFC shall pay 60% of all expenses to prosecute or settle such claims and LMU shall pay 40% of such expenses. At the Closing Date, LFC and LMU or the respective litigation trusts created under their respective chapter 11 plans shall transfer $3.0 million and $2.0 million, respectively, to the litigation trust. Of that amount, $1 million shall be held in escrow by the Litigation Trustee pursuant to a trust or escrow agreement approved by LFC and LMU. All costs and expenses of pursuing claims for nonfeasance or misfeasance in the creation of or the administration or potential utilization of the proceeds of the Rabbi Trust shall be borne solely by the LFC creditor trust out of funds it supplies in addition to the $3.0 million.

                 iii. Control. The LFC Committee and the LMU Committee shall implement the a 50:50 sharing of control of the prosecution of all claims by (a) agreeing on one trustee of the single litigation trust to be created by LFC and LMU and (b) providing in the agreement appointing the trustee that the trustee shall grant equal weight to the respective input from LFC beneficiaries and LMU beneficiaries in respect of which claims to pursue, how much to spend, strategies, tactics, settlements, and other decisions, notwithstanding the 60:40 distribution of proceeds.

                 iv. Plan Amendments. The respective chapter 11 plans of LFC and LMU shall be deemed amended to provide for the creation of the foregoing litigation trust in place of the trust(s) currently provided for in such plans. To the extent necessary or




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                         desirable, LFC and LMU shall create separate litigation
                         trusts to hold their separate claims, with a single trustee serving as trustee for both trusts subject to the foregoing rules of expense, control and distribution.

         14.     Asset Ownership.

                 i. Except for those assets whose legal and beneficial ownership is expressly provided to be transferred under this agreement, the intercompany account between LMU and LFC which is released by this agreement, and LFC's investment in LMU which was extinguished pursuant to the LMU chapter 11 plan,

                         (1) LFC and its respective direct and indirect subsidiaries (other than LMU and LMU's direct and indirect subsidiaries) (the "LFC Group") shall retain, free and clear of all claims by LMU and LMU's direct and indirect subsidiaries (the "LMU Group") all of the LFC Group's assets included in the list attached hereto as schedule 1, the assets reflected in the consolidating balance sheets and supporting "Detailed Adjusted Balance Sheet" dated as of October 31, 1996 prepared from the books and records of the consolidated enterprise (the "Asset Listing," annexed hereto as schedule 2) and the proceeds thereof and LFC's creditors shall be the beneficiaries of all assets transferred to the creditor trust pursuant to LFC's joint chapter 11 plan, regardless of





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
                                  whether such assets were owned or held by such entity at October 31, 1996; and

                          (2) the LMU Group shall retain, free and clear of all claims by the LFC Group, all of the LMU Group's assets reflected on schedule 3 (i.e., the consolidated balance sheet and the "Detailed Adjusted Balance Sheet"), LMU's overfunded pension plan, net operating loss carryforwards, and insurance funds, proceeds, and policies (which are not listed on schedule 3) and the proceeds thereof and LMU's creditors shall be the beneficiaries of all assets transferred to the creditor trust pursuant to LMU's chapter 11 plan, regardless of whether such assets were owned or held by such entity at October 31, 1996.

                 ii. To the extent LFC or LMU locates assets not included on the attachments hereto, nothing herein shall preclude them from marshaling such assets for their estates. LFC and LMU shall undertake in good faith to settle all disputes over which party is entitled to such assets.

         15. Conditions Precedent. This agreement shall not be binding until:

                 i. Entry of a final order by the Bankruptcy Court that is no longer subject to review or certiorari proceedings, unless waived by the LFC Committee at its sole discretion, dismissing the Trustee's LFC Claim (subject to reinstatement if the approval of this agreement is





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                          overturned and also the closing under paragraph 1
                          above has not occurred) and releasing Bankers Trust from any liability in connection with the dismissal of the Trustee's LFC Claim, on notice to all holders of the Notes; and

                 ii. The Bankruptcy Court approves this agreement after notice and a hearing.

         16. Termination of Transaction Restrictions. Upon Bankruptcy Court approval of this agreement, LFC, LMU, and all their respective subsidiaries shall be entitled to transfer any and all of their assets without prior notice to the other entities as currently required in the orders confirming chapter 11 plans for such entities.

         17. Further Assurances. Each party shall sign such documents and do such acts, including without limitation, the execution, delivery, and filing as the case may be of all additional instruments and other documents, necessary or desirable to carry out this agreement.

         18. Whole Agreement. This agreement is the entire agreement between the parties in respect of its subject matter. All other written and oral statements and agreements with respect of the subject matter hereof are merged herein,

         19. Amendments. This agreement may only be amended in writings signed by the party to be charged and approved by the Bankruptcy Court.

         20. Limitations. Except as expressly provided herein, no party waives or releases any rights or claims whatsoever. No statement made or act taken by any





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
party in respect of this agreement may be used by any party if this agreement is not approved by the Bankruptcy Court.

         21. No Third Party Beneficiaries. This agreement is solely for the benefit of LFC and LMU (and their respective successors and assigns) on whose behalf the parties hereto have entered into this agreement as authorized by the Bankruptcy Court's order dated August ___, 1996, and is not for the benefit of any other entities or persons. No other entity and no other person shall have any rights under this agreement.

         22. Governing Law, This agreement shall be governed by the laws of the State of New York and the United States Bankruptcy Code.

         23. Disputes. All disputes relating to this agreement shall be resolved by the Bankruptcy Court without a jury.



Dated: New York, New York
       January, 1997

LMU STATUTORY CREDITORS'                    LFC STATUTORY CREDITORS'
COMMITTEE, On Behalf of LMU                 COMMITTEE, On Behalf of LFC

By: /s/ [ILLEGIBLE]                         By: /s/ [ILLEGIBLE]
   --------------------------------            ---------------------------------
  Chairman                                     Chairman

SO ORDERED AND APPROVED on
January ___, 1997

United States Bankruptcy Judge
Wilmington, Delaware



                                       13
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                                   Schedule 1

         a. All cash at LFC Corporate and Post-Reorganization LFC Subsidiaries including:

                 i.       Lomas Information Systems
                 ii.      Lomas Housing Mgmt. (Treemont)
                 iii.     Lomas Mgmt.
                 iv.      Lomas Properties
                 v.       LLG Lands

         b. All Cash and Other Assets Expressly Transferred to LFC or Deemed Property of LFC pursuant to the settlement agreement.

         c. All Non-Cash Assets Held at LFC and its Post-Reorganization Subsidiaries, including:

                 i.       Investments:

                          (1)   Vista Securities
                          (2)   Investco I
                          (3)   Investco II
                          (4)   Triad Ventures

                 ii.      Other Assets:

                          (1)   RIS Note
                          (2)   Assisted Care Business
                          (3)   Management fees receivable from Treemont
                          (4)   Rabbi Trust
                          (5)   Dataplex prepaid services contract
                          (6)   Unsold furniture, fixtures, and artwork, etc.
                          (7)   Prepaid expenses (insurance, fees, taxes, etc.)
                          (8) Insurance funds and insurance proceeds and policies
                          (9) Net proceeds of pension fund surplus of up to $36,000 due LFC

                 iii.     Accrued Investment Income

                 iv.      LFC NOL's

                 v.       Capstead Option Litigation

                                  SCHEDULE 2


                 LOMAS FINANCIAL CORPORATION AND SUBSIDIARIES
                   (EXCLUDING NOMAS CORP. AND SUBSIDIARIES)
                       DETAILED ADJUSTED BALANCE SHEET
                            AS OF OCTOBER 31, 1996
                                (in thousands)


                                    ASSETS

Cash and cash equivalents                                                9,144

Investments
   Triad Ventures                                                            2
   Invesco Institutional Mortgage Funds                                  1,470
   Excess Benefits - Rabbi Trust                                           646
   MSP short term investments                                            7,708
   Investment in LMU                                                  (126,101)
                                                                      (116,275)
Receivalbles
   Note receivable - RIS (net or reserves of $4,000)                     4,000
   Note receivable - Dataplex                                               17
   Management fees from Treemont                                           363
   Fixed asset sale proceeds - LMU                                         323
   Accrued investment income - INVESCO                                      52
                                                                         4,755

Unallocated allowance for losses                                        (3,089)
Allowance for discontinued operations (future operating loss)             (739)

Prepaid expenses and other assets
   Prepaid insurance                                                       550
   Prepaid retainer fees                                                    13
   Prepaid airpassess - Dryer                                               18
   Prepaid franchise taxes                                                   3
                                                                           584
                                                                      (105,620)

                                  SCHEDULE 3


                         NOMAS CORP. AND SUBSIDIARIES
                (INCLUDING INSURANCE SERVICES AND ST LENDING)
                       DETAILED ADJUSTED BALANCE SHEET
                            AS OF OCTOBER 31, 1996

                                (in thousands)


                                    ASSETS

Cash and cash equivalents                                             203,846

Investments
   Residual investment in CMO trust                                     1,599
   Funds held in escrow per court order for building sale              11,501
   Funds held in escrow per court order for furniture sales               977
   Funds held in escrow per court order for RIS                        11,602
   Conseco franche B                                                    3,373
   Cash - to be released after serving transferred                        283
   Insurance premiums held in trust                                     1,128
                                                                       30,463

Receivables
   First Nationwide - sales proceeds                                   40,132
   First Nationwide - transfer fees Phase I sale                        3,809
   First Nationwide - transfer fees Phase II sale                       6,430
   Miscellaneous receivalbes from FNMC - Excells recording fees           369
   Note receivable - STL loans - net of reserves $429                   1,185
   Note receivable - Landel Plaza                                       2,008
   Receivable - LLG Tycher Allen property                               3,108
   Receivable - Quality sale                                              491
   Receivable - Disputed charges Strauss                                   51
   Accrued interest - short term investments                               36
   Receivable from Lomas Properties (Trailer Park)                        469
   Receivable from LFC (fixed asset proceeds)                              52
   Receivable from LFC Rabbi Trust (Excess benefit payments)              160
   Receivable from LFC (professional fees)                              2,300
   Receivable from LFC (officer's salaries)                               368
   Other miscellaneous receivables                                          4
   Insurance - Agency premiums receivable                                 288
   Insurance - Sub agents receivable (LRA)                                244
   Insurance - Direct bill commissions receivable                         153
   Insurance - North American                                             123
   Insurance - Returned premium (American Bankers)                         (8)
   Interco receivables (LFC)                                            1,395
                                                                       63,167

Real estate owned (STL) - net of reserves $7,866                       15,073

Allowance for losses - First Nationwide receivables                   (20,510)
Allowance for losses - Landel Plaza note receivable                      (511)